Exhibit 99.1

CheckFree®
4411 East Jones Bridge Road Norcross, GA 30092 678-375-3000	Media relations contact: Judy DeRango Wicks (678)375-1595 jdwicks@checkfree.com	Investor relations contract: Tina Moore (678)375-1278 tmoore@checkfree.com

FOR IMMEDIATE RELEASE

CheckFree to Acquire American Payment Systems To Establish Leadership
Position in the Walk-In Bill Payment Market

ATLANTA (December 17, 2003) — CheckFree Corporation (Nasdaq: CKFR), the leading provider of financial electronic commerce services and products, today announced an agreement with UIL Holdings Corporation (NYSE: UIL) to acquire American Payment Systems, Inc. (APS), a leading U.S. provider of walk-in bill payment services.

Based in Wallingford, Connecticut, APS provides walk-in bill payment services through an extensive national network of more than 8,000 retail and agent locations, which reaches 70 percent of consumers in the top 75 U.S. metropolitan areas. Today, APS enables 7 million households to pay for services in-person. The company serves hundreds of billers with contracted payment services and manages a growing network of non-contracted billers for electronic transaction processing. For 2003, APS expects to process nearly 120 million payments.

“This new bill payment channel significantly extends our reach in electronic billing and payment. CheckFree is the leading provider of electronic billing and payment services, but we do not reach the 20 percent of the U.S. population who pay their bills in person in retail locations around the country,” said Pete Kight, chairman and chief executive officer of CheckFree. “Combining APS’ retail footprint with our current electronic billing and payment offering greatly enhances our value proposition to billers. In addition, APS’ walk-in bill payment transactions leverage the efficiencies and economies of scale delivered through our end-to-end payment processing infrastructure.”

Under the terms of the agreement, and pending receipt of regulatory approvals and satisfaction of customary closing conditions, CheckFree will pay approximately $110 million in cash for the outstanding stock of APS. The transaction is expected to close before the end of CheckFree’s 2004 fiscal year, which closes on June 30, 2004. CheckFree will provide specific financial guidance for this transaction upon closing.

As part of the deal, CheckFree also acquires APS’ prepaid stored value MasterCard business, which leverages the same retail network to provide APS agents with an additional payment service to meet the needs of consumers who may not have an established banking relationship. CheckFree is not acquiring APS’ prepaid telephony business, which is managed via a joint venture and is not aligned strategically with CheckFree’s goals for the acquisition. The lines of business that CheckFree is acquiring have combined annual revenue, net of certain agent commissions, of more than $40 million per year.

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About American Payment Systems (www.apsnet.com)

American Payment Systems (APS) is a leading provider of walk-in bill payment services, accepting bill payments on behalf of 200+ clients at over 8,000 national retail locations. Annually, APS processes approximately 120 million transactions for those that want or need to pay their bills in person. Realizing their expertise in the business of moving money and information, APS expanded their products and services to include both authorized and non-contracted walk-in bill payment, a line of prepaid products including a prepaid MasterCard® card, and prepaid telephony.

About CheckFree (www.checkfreecorp.com)

CheckFree (NASDAQ: CKFR) is the leading provider of financial electronic commerce services and products. Founded in 1981 and celebrating its 23rd year in e-commerce, CheckFree is comprised of three divisions: Electronic Commerce, Software, and Investment Services. CheckFree launched the first fully integrated electronic billing and payment solution in 1997. In the quarter ended September 30, 2003, more than 11 million consumers initiated online payments through services offered by CheckFree’s Electronic Commerce division. Electronic billing and payment is available through more than a thousand financial services organizations, including banks, brokerage firms, Internet portals and personal financial management (PFM) software. At these sites, consumers are able to electronically receive and pay about 300 bills, representing the bills most common to a U.S. household. CheckFree delivers nearly 15 million e-bills each quarter. CheckFree Investment Services provides a broad range of investment management services to thousands of financial institutions nationwide. The division’s clients manage more than 1.3 million portfolios totaling more than $700 billion in assets.

CheckFree’s Software division provides solutions through three operating units: CheckFree ACH Solutions, CheckFree Financial and Compliance Solutions (CFACS), and CheckFree i-Solutions. CheckFree ACH Solutions provides software and services that are used to process more than two-thirds of the nation’s nine billion Automated Clearing House payments, while CFACS provides reconciliation, financial messaging, workflow and compliance software and services to more than 600 organizations in banking, brokerage, investment management, insurance and credit card industries, among others. CheckFree i-Solutions is the leading provider of e-billing and e-statement software and services for both business-to-consumer and business-to-business applications, with more billers as clients than all of its competitors have combined.

Certain of CheckFree’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the risk that regulatory approvals of the transaction may not be obtained, the various risks inherent in CheckFree’s business, and other risks and uncertainties detailed from time to time in CheckFree’s periodic reports filed with the Securities and Exchange Commission, including CheckFree’s Annual Report on Form 10-K for the year ended June 30, 2003 (filed September 15, 2003), and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (filed November 13, 2003). One or more of these factors have affected, and could in the future affect CheckFree’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by CheckFree, or any other person, that the objectives and plans of CheckFree will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and CheckFree assumes no obligation to update any forward-looking statements.

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